Exhibit 10.1

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement (this “Agreement”) dated as of August 2, 2010, is between Bank of America, N.A. (the “Bank”) and Kewaunee Scientific Corporation, a Delaware corporation (the “Borrower”). All capitalized terms used but not defined herein have the meanings specified in Annex I attached hereto.

R E C I T A L S

A. The Borrower and the Bank entered into that certain Loan and Security Agreement dated as of December 10, 2007 (the “Existing Agreement”), pursuant to which the Bank agreed to provide a line of credit in the amount of $14,000,000 to the Borrower to refinance certain existing indebtedness and for working capital and other general corporate purposes.

B. The Borrower has requested that the Bank make an additional $4,000,000 term loan (the “Term Loan”) to the Borrower, and that the Existing Agreement be amended and restated in order to, among other things, provide for the Term Loan and make certain other amendments to the Existing Agreement.

C. The Bank is willing to make the Term Loan to the Borrower, and the parties hereto are willing to amend and restate the Existing Agreement to make the Term Loan available to the Borrower and continue to make the Line of Credit available to Borrower, in each case upon the terms and conditions set forth herein.

NOW, THEREFORE, the Borrower and the Bank agree as follows:

1.	AMENDMENT AND RESTATEMENT

1.1	Amended and Restated Agreement.

The Borrower and the Bank hereby agree that upon the effectiveness of this Agreement, all of the terms, conditions and provisions of the Existing Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms, conditions and provisions of the Existing Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

1.2	Continuation of Obligations.

Notwithstanding this amendment and restatement of the Existing Agreement, including anything in this Section 1, (i) all of the indebtedness, liabilities and obligations owing by Borrower under the Existing Agreement and the other “Loan Documents” as defined in the Existing Agreement (the “Prior Loan Documents”) shall continue as indebtedness, liabilities and obligations hereunder, as amended, supplemented or otherwise modified by the terms of this Agreement; (ii) this Agreement is given as a substitution for or supplement of the Existing Agreement, and not as a payment of the indebtedness, liabilities and obligations of Borrower and any guarantors under the Existing Agreement or any Prior Loan Document, and is not intended to constitute a novation of the Existing Agreement, any of the other Prior Loan Documents or the indebtedness, liabilities and obligations of Borrower and any guarantors thereunder; and (iii) the other Prior Loan Documents will remain in full force and effect as “Loan Documents” hereunder, as set forth in this Agreement. Upon the effectiveness of this Agreement, all advances under the Line of Credit owing by Borrower and outstanding under the Existing Agreement shall continue as Line of Credit advances hereunder subject to the terms hereof, and all Letters of Credit (including the drawn and unreimbursed amounts of the Letters of Credit) issued and outstanding under the Existing Agreement shall continue as Letters of Credit hereunder subject to the terms hereof.

2.	LINE OF CREDIT AMOUNT AND TERMS

2.1	Line of Credit Commitment and Availability.

(a)	During the availability period described below, the Bank will provide a line of credit (the “Line of Credit”) to the Borrower. The amount of the Line of Credit is Fourteen Million Dollars ($14,000,000) (as adjusted from time to time pursuant to clause (c) below, the “Line of Credit Commitment”).

(b)	For purposes of determining the amount available under the Line of Credit Commitment, the principal amount outstanding under the Line of Credit shall be deemed to include (i) the aggregate principal amount outstanding under all lines of credit, or other credit facilities, provided by the Bank, or any affiliate of the Bank, to any of the Borrower’s Direct Foreign Subsidiaries (collectively, the “Foreign Subsidiary Credit Lines”) and (ii) the amount of any Letters of Credit outstanding, including amounts drawn on any Letters of Credit and not yet reimbursed.

(c)	In the event the Borrower fails to comply with Section 9.5 (and such event does not constitute an event of default under Section 10.2(a)), the Bank shall temporarily reduce the Line of Credit Commitment to an amount that would have resulted in the Borrower’s compliance with such Section for such reporting period (and the Borrower shall make any prepayments required pursuant to Section 2.3(c)) until such time as the Borrower demonstrates compliance with Section 9.5 without giving effect to such reduction in the Line of Credit Commitment.

(d)	This is a revolving Line of Credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

2.2	Availability Period.

The Line of Credit is available between the date of this Agreement and July 31, 2012, or such earlier date as the availability may terminate as provided in this Agreement (the “Line of Credit Expiration Date”).

2.3	Repayment Terms; Prepayments.

(a)	The Borrower will pay interest on the first business day of each month, commencing September 1, 2010, until payment in full of any principal outstanding under the Line of Credit.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under the Line of Credit no later than the Line of Credit Expiration Date.

(c)	If at any time the aggregate outstanding principal amount of loans, together with any other amounts included pursuant to Section 2.1(b), under the Line of Credit exceeds the Line of Credit Commitment, the Borrower will prepay the loans under the Line of Credit in the amount of such excess.

(d)	In addition, the Borrower may prepay any outstanding loans under the Line of Credit in full or in part at any time without penalty.

(e)	Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid.

(f)	Any repayment made hereunder is in addition to any repayments made in accordance with any AutoBorrow Services Agreement.

2.4	Line of Credit Interest Rate.

(a)	The interest rate applicable to loans under the Line of Credit is a rate per annum equal to the Wall Street Journal LIBOR Daily Floating Rate plus the Applicable Margin as defined below.

(b)	The Wall Street Journal LIBOR Daily Floating Rate for any day is a fluctuating rate of interest equal to the one month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal on the immediately preceding banking day (or, if such source is not available, such alternate source as determined by the Bank), as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

2.5	Applicable Margin.

The Applicable Margin shall be the following amounts per annum, based upon the Basic Fixed Charge Coverage Ratio (as defined in Section 9.4, the “Financial Test”), as set forth in the most recent compliance certificate received by the Bank as required in Section 9.2(c); provided, that until the Bank receives the first compliance certificate, Pricing Level 1 shall apply.

Pricing Level	Basic Fixed Charge Coverage Ratio	Applicable Margin (in percentage points per annum)
1	≥ 2.00 to 1.00	1.575%
2	< 2.00 to 1.00, but ≥ 1.65 to 1.00	1.875%
3	< 1.65 to 1.00, but ≥ 1.30 to 1.00	2.175%

The Applicable Margin shall be in effect from the date the most recent compliance certificate is received by the Bank until the first banking day of the month following the month in which the next compliance certificate is received; provided, that if the Borrower fails to timely deliver the next compliance certificate, Pricing Level 3 shall apply from the date such compliance certificate was due until the date such compliance certificate is received by the Bank.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

2.6	Letters of Credit.

(a)	During the availability period, at the request of the Borrower, the Bank will issue:

(i)	commercial letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Line of Credit Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(ii)	standby letters of credit (together with the commercial letters of credit, collectively, the “Letters of Credit”) during the availability period at the request of the Borrower, with a maximum maturity of 365 days but not to extend more than 365 days beyond the Line of Credit Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)	The amount of the Letters of Credit outstanding at any one time (including the drawn and unreimbursed amounts of the Letters of Credit) may not exceed One Million Dollars ($1,000,000) (the “Letter of Credit Sublimit”). The Letter of Credit Sublimit is part of, and not in addition to, the Line of Credit Commitment.

(c)	The Borrower agrees:

(i)	Any sum drawn under a Letter of Credit that is not reimbursed on the date of drawing may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. In addition, the Bank may make advances under the Line of Credit to cash collateralize Letters of Credit to the extent the Borrower has failed to provide cash collateral on the date required hereunder pursuant to clause (ii) or (vi) below. In either such case, the drawn amount or amount advanced to cash collateralize Letters of Credit, as applicable, shall be deemed to be a loan under the Line of Credit and will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately cash collateralize any outstanding Letters of Credit in an amount equal to the maximum amount available to be drawn thereunder.

(iii)	The issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to the Bank’s written approval and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank, and is subject to the receipt of a duly executed Application and Agreement for Standby Letter of Credit on the Bank’s form then in effect.

(iv)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing Letters of Credit for the Borrower.

(v)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vi)	To pay the Bank a non-refundable fee equal to 1.00% per annum of the outstanding undrawn amount of each Letter of Credit, payable on the date of issue of each Letter of Credit and thereafter annually on the anniversary of such issuance, in each case, in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

(vii)	To cash collateralize all outstanding Letters of Credit (in an amount equal to the maximum amount available to be drawn thereunder) on the date that is 10 banking days prior to the Line of Credit Expiration Date.

3.	TERM LOAN AMOUNT AND TERMS

3.1	Term Loan Commitment and Availability.

The Bank will provide a term loan (the “Term Loan”) to the Borrower in the amount of Four Million Dollars ($4,000,000). The Term Loan will be fully disbursed to the Borrower in a single draw on the Effective Date. Term Loan proceeds may not be reborrowed once repaid.

3.2	Repayment Terms; Prepayments.

(a)	The Borrower will pay interest on the first business day of each month, commencing September 1, 2010, until payment in full of any principal outstanding under the Term Loan.

(b)	The Borrower will repay the outstanding principal balance of the Term Loan in consecutive equal monthly principal payments in the amount of $16,666.66 each, commencing on September 1, 2010 and continuing on the first business day of each month thereafter until August 1, 2017 (the “Term Loan Maturity Date”). All outstanding principal, accrued unpaid interest and other charges outstanding under the Term Loan shall be due and payable in full on the Term Loan Maturity Date.

(c)	In addition, the Borrower may prepay the outstanding principal of the Term Loan in full or in part at any time without penalty.

(d)	Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid.

3.3	Term Loan Interest Rate.

(a)	The interest rate applicable to the Term Loan is a rate per annum equal to the Wall Street Journal LIBOR Daily Floating Rate plus 1.575%.

(b)	The Wall Street Journal LIBOR Daily Floating Rate for any day is a fluctuating rate of interest equal to the one month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal on the immediately preceding banking day (or, if such source is not available, such alternate source as determined by the Bank), as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

4.	FEES AND EXPENSES

4.1	Fees.

(a)	Term Loan Upfront Fee. The Borrower will pay to the Bank an upfront fee in the amount of $20,000 with respect to the Term Loan on or before the date of this Agreement.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this Section 4.1(b) shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed two percent (2%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

4.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, and documentation fees.

4.3	Reimbursement Costs.

The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees.

5.	GUARANTY AND COLLATERAL

5.1	Guaranty.

(a)	The Borrower unconditionally and irrevocably guarantees to the Bank the punctual payment of all sums now owing or which may in the future be owing by any Direct Foreign Subsidiary under the Foreign Subsidiary Credit Lines, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the “Guaranteed Liabilities”). The Guaranteed Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the documents executed in connection with the Foreign Subsidiary Credit Lines (the “Foreign Credit Documents”). This is a guaranty of payment and not of collection. The Bank shall not be required to exhaust any right or remedy or take any action against any Direct Foreign Subsidiary or any other person or entity or any collateral. The Borrower agrees that, as between the Borrower and the Bank, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards any Direct Foreign Subsidiary and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by the Borrower for the purposes of this guaranty.

(b)	The Borrower guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of the Foreign Subsidiary Credit Lines. The liability of the Borrower under this Section 5.1 is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Foreign Credit Documents or Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Foreign Credit Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Foreign Credit Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Foreign Credit Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Foreign Credit Documents or Guaranteed Liabilities; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Foreign Credit Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, any Direct Foreign Subsidiary or a guarantor.

(c)	The guaranty under this Section 5.1 is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under the Foreign Subsidiary Credit Lines and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and until the Foreign Subsidiary Credit Lines are no longer in effect.

(d)	The guaranty under this Section 5.1 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by the Bank on the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

(e)	All payments by the Borrower shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Foreign Credit Documents; provided, however, that (if the Payment Currency is other than U.S. dollars) the Borrower may, at its option (or, if for any reason whatsoever the Borrower is unable to effect payments in the foregoing manner, the Borrower shall be obligated to) pay to the Bank at its principal office the equivalent amount in U.S. dollars computed at the selling rate of the Bank or a selling rate chosen by the Bank, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which the Borrower makes or is obligated to make payment in U.S. Dollars, the Borrower shall hold the Bank harmless from any loss incurred by the Bank arising from any change in the value of U.S. Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Bank is actually able, following the conversion of the U.S. Dollars paid by the Borrower into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

(f)	The Borrower further agrees that all payments to be made under this Section 5.1 shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by the Borrower, as promptly as possible thereafter, the Borrower shall send the Bank an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Bank.

5.2	Pledge of Pledged Interests as Security for Line of Credit. The Borrower hereby grants to the Bank, as collateral security for the payment, performance and satisfaction of all of the Borrower’s obligations to the Bank hereunder with respect to the Line of Credit (including, without limitation, all Letters of Credit and the Borrower’s obligations set forth in Section 5.1) and all of the Borrower’s obligations to the Bank under any Swap Contract related to the Line of Credit, a first priority security interest in all of the following items of property now owned or hereafter owned by the Borrower (collectively, the “Line of Credit Collateral”):

(a)	all Equity Interests in all of its Direct Foreign Subsidiaries (limited, in each case to Equity Interests that, when taken with all other Equity Interests pledged hereunder, constitute no more than (i) 65% of the Voting Equity Interests of each Direct Foreign Subsidiary and (ii) 100% of the other Equity Interests of the Borrower in each Direct Foreign Subsidiary), in each case, whether now existing or hereafter created or acquired (collectively, the “Pledged Interests”), including without limitation the Pledged Interests more particularly described on Schedule 5.2, as it may be updated from time to time (such Direct Foreign Subsidiaries, are referred to collectively as the “Pledged Subsidiaries”);

(b)	all money, securities, security entitlements and other investment property, dividends, rights, general intangibles and other property at any time and from time to time (i) declared or distributed in respect of or in exchange for or on conversion of any Pledged Interest, or (ii) by its or their terms exchangeable or exercisable for or convertible into any Pledged Interest;

(c)	all other personal property of whatever character or description, including money, securities, security entitlements and other investment property, and general intangibles hereafter delivered to the Bank in substitution for or as an addition to any of the foregoing;

(d)	all securities accounts to which may at any time be credited any or all of the foregoing or any proceeds thereof and all certificates and instruments representing or evidencing any of the foregoing or any proceeds thereof; and

(e)	all proceeds of any of the foregoing.

5.3	Term Loan Collateral.

(a)	The payment, performance and satisfaction of all of the Borrower’s obligations to the Bank hereunder with respect to the Term Loan and all Swap Contracts related to the Term Loan shall be secured by that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the “Deed of Trust”) of even date herewith executed by the Borrower in favor of the Bank. The Deed of Trust shall grant to the Bank a first priority security interest in the real property of the Borrower commonly known as 2700 West Front Street, Statesville, Iredell County, North Carolina 28677 and certain personal property related thereto (collectively, the “Mortgaged Property”).

(b)	The Borrower hereby additionally grants to the Bank, as collateral security for the payment, performance and satisfaction of all of the Borrower’s obligations to the Bank hereunder with respect to the Term Loan and all Swap Contracts related to the Term Loan, a first priority security interest in all Equipment now owned or hereafter owned by the Borrower, wherever located. “Equipment” as used herein means all goods (excluding inventory, farm products or consumer goods), all machinery, machine tools, equipment, office equipment, furniture, furnishings, motors, motor vehicles, tools, dies, parts, jigs, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, all supplies used or useful in connection therewith, and all other “Equipment” as same is now or hereafter defined in Article 9 of the Uniform Commercial Code in effect in the State of North Carolina, together with all rents, issues, profits, products and proceeds of any of the foregoing.

(c)	The Bank agrees to release its lien on Equipment at such time as the LTV Ratio is less than or equal to 80%. “LTV Ratio” as used herein means the ratio of the then-outstanding principal balance of the Term Loan to the appraised value of the Mortgaged Property, based on the most recent appraisal of the Mortgaged Property. The Bank shall have the right to obtain a new appraisal of the Mortgaged Property for the purpose of calculating the LTV Ratio, and the costs of any such appraisal shall be paid by the Borrower. The Bank agrees to execute such agreements, make such filings (including appropriate UCC-3 termination or amendment statements deleting the Equipment from the collateral described in any filed UCC financing statement) and take such steps as are reasonably requested by the Borrower in order to release its lien on Equipment under the foregoing circumstances, all at Borrower’s expense.

5.4	Preservation and Protection of Collateral.

(a)	The Line of Credit Collateral and the Equipment are collectively referred to herein as the “Collateral”.

(b)	The Bank shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral or the Mortgaged Property, or otherwise, beyond the use of reasonable care in the custody and preservation thereof while in its possession.

(c)	The Borrower agrees to pay when due all taxes, charges, liens and assessments against the Collateral and the Mortgaged Property, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with generally accepted accounting principles, consistently applied and evidenced to the satisfaction of Bank and provided that all enforcement proceedings in the nature of levy or foreclosure are effectively stayed. Upon the Borrower’s failure to (i) so pay or contest such taxes, charges, liens or assessments or (ii) pay any amount pursuant to Section 5.11, the Bank at its option may pay or contest any of them (the Bank having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, liens or assessments) but shall not have any obligation to make any such payment or contest. All sums so disbursed by the Bank, including attorneys’ fees, court costs, expenses and other charges related thereto, shall be payable on demand by the Borrower to the Bank and shall be additional obligations secured by the Collateral or the Mortgaged Property, as the case may be, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the default rate set forth in Section 6.6.

(d)	The Borrower hereby irrevocably authorizes Bank to file (with, or to the extent permitted by applicable law, without the signature of the Borrower appearing thereon) financing statements (including amendments thereto and continuations and copies thereof) showing the Borrower as “debtor” at such time or times and in all filing offices as the Bank may from time to time determine to be necessary or advisable to perfect or protect its lien and security interest in the Collateral and the Mortgaged Property. Any such financing statement covering the Collateral shall describe the Collateral as described in Sections 5.2 and 5.3 above, and any such financing statement covering the Mortgaged Property shall describe the Mortgaged Property as described in the Deed of Trust.

5.5	Default.

If any event of default occurs (after giving effect to any applicable notice requirements and grace or cure periods provided for in Section 10 below), the Bank is given full power and authority, then or at any time thereafter, to sell, assign, deliver or collect the whole or any part of the Collateral, or any substitute therefor or any addition thereto, in one or more sales, with or without any previous demands or demand of performance or, to the extent permitted by law, notice or advertisement, in such order as the Bank may elect; and any such sale may be made either at public or private sale at the Bank’s place of business or elsewhere, either for cash or upon credit or for future delivery, at such price or prices as the Bank may reasonably deem fair; and the Bank may be the purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of the Borrower or right of redemption. Demands of performance, advertisements and presence of property and sale and notice of sale are hereby waived to the extent permissible by law. Any sale hereunder may be conducted by an auctioneer or any officer or agent of the Bank. The Borrower recognizes that the Bank may be unable to effect a public sale of the Line of Credit Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities, and that as a consequence of such prohibitions and restrictions the Bank may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Line of Credit Collateral for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of such Line of Credit Collateral sold to any Person or group. The Borrower agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to the Borrower than if such Line of Credit Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Bank has no obligation to delay the sale of any of such Line of Credit Collateral for the period of time necessary to permit the Pledged Subsidiary to register or otherwise qualify such Line of Credit Collateral, even if such Pledged Subsidiary would agree to register or otherwise qualify such Line of Credit Collateral for public sale under the Securities Act or applicable state law. The Borrower further agrees, to the extent permitted by applicable law, that the use of private sales made under the foregoing circumstances to dispose of such Line of Credit Collateral shall be deemed to be dispositions in a commercially reasonable manner. The Borrower hereby acknowledges that a ready market may not exist for the Pledged Interests if they are not traded on a national securities exchange or quoted on an automated quotation system and agrees and acknowledges that in such event the Pledged Interests may be sold for an amount less than a pro rata share of the fair market value of the Pledged Subsidiary’s assets minus its liabilities. In addition to the foregoing, the Bank may exercise such other rights and remedies as may be available under the Loan Documents, at law (including without limitation the UCC) or in equity. The sale of the Mortgaged Property upon the occurrence of an event of default shall be governed by the terms of the Deed of Trust.

5.6	Proceeds of Sale.

The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Line of Credit Collateral shall be applied first to the expenses (including attorney’s fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all obligations hereunder with respect to the Line of Credit (including, without limitation, all Letters of Credit and the Borrower’s obligations set forth in Section 5.1) and under any Swap Contract related to the Line of Credit. The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Equipment shall be applied first to the expenses (including attorney’s fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all obligations hereunder with respect to the Term Loan and under any Swap Contract related to the Term Loan. The Borrower shall be liable to the Bank for, and shall pay to the Bank on demand, any deficiency or deficiencies which may remain after such sale, disposition, collection or liquidation any of the Collateral.

5.7	Presentments, Demands and Notices.

The Bank shall not be under any duty or obligation whatsoever to make or give any presentments, demands for performances, notices of nonperformance, protests, notice of protest or notice of dishonor in connection with any obligations or evidences of indebtedness held thereby as collateral, or in connection with any obligations or evidences of indebtedness which constitute in whole or in part the obligations secured hereby.

5.8	Voting Rights.

(a)	So long as no event of default has occurred, the registration of the Line of Credit Collateral in the name of the Borrower as record and beneficial owner shall not be changed and the Borrower shall be entitled to exercise all voting and other rights and powers pertaining to such Line of Credit Collateral for all purposes not inconsistent with the terms hereof.

(b)	If any event of default occurs, at the option of the Bank, all rights and powers of the Borrower described in clause (a) above shall cease and the Bank may thereupon (but shall not be obligated to), at its request, cause such Line of Credit Collateral to be registered in the name of the Bank or its nominee and/or exercise such rights and powers as appertain to ownership of such Line of Credit Collateral, and to that end the Borrower hereby appoints the Bank as its proxy, with full power of substitution, to vote and exercise all other rights as a shareholder with respect to such Pledged Interests, which proxy is coupled with an interest and is irrevocable, and the Borrower hereby agrees to provide such further proxies as the Bank may request; provided, that the Bank in its discretion may from time to time refrain from exercising, and shall not be obligated to exercise, any such rights or powers or such proxy.

5.9	Attorney-in-Fact.

The Borrower hereby appoints the Bank as the Borrower’s attorney-in-fact for the purposes of carrying out the provisions of this Article 5 and taking any action and executing any instrument which the Bank may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Bank shall have and may exercise rights under this power of attorney only if any event of default occurs. Without limiting the generality of the foregoing, if any event of default occurs, the Bank shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Borrower representing any dividend, interest payment, principal payment or other distribution payable or distributable in respect to the Collateral or any part thereof and to give full discharge for the same.

5.10	Reinstatement.

This Article 5 shall continue to be effective or be reinstated, as the case may be, if at any time any payment received by the Bank in respect of any obligation secured hereby is rescinded or must otherwise be returned by the Bank or is repaid by the Bank in whole or in part in good faith settlement of a pending or threatened avoidance claim. The provisions of this Section 5.10 shall survive the repayment in full of all of the obligations hereunder and the termination of the Line of Credit Commitment.

5.11	Further Assurances.

At the request of the Bank, the Borrower will from time to time (i) execute and deliver, at its expense, all share certificates, documents, instruments, agreements, financing statements (and amendments thereto and continuations thereof), assignments, control agreements, or other writings to carry out the terms of this Article 5 or to protect or enforce the Bank’s liens and security interests in the Collateral and the Mortgaged Property, and (ii) do, at its expense, all things determined by the Bank to be necessary or advisable to perfect and keep in full force and effect the Bank’s liens and security interests in the Collateral and the Mortgaged Property, including the prompt payment of all out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the Bank’s liens and security interests in the Collateral and the Mortgaged Property. The Borrower will additionally, at the request of the Bank at any time and at the Borrower’s expense, cause the Equity Interests in its Direct Foreign Subsidiaries to be re-certificated such that there exist separate share certificates representing the Pledged Interests, on the one hand, and the other such Equity Interests that do not constitute Pledged Interests, on the other hand. Upon any such re-certification the Bank shall be permitted to update the information on Schedule 5.2 and amend any financing statements accordingly.

5.12	Miscellaneous.

(a)	The Borrower agrees to register the interest of the Bank in the Line of Credit Collateral on its own books and records and the registration books of each of the Pledged Subsidiaries.

(b)	Any forbearance, failure or delay by the Bank in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy.

(c)	Subject to the provisions of Section 5.10, upon satisfaction in full of all the Borrower’s obligations hereunder and the termination of the Line of Credit Commitment, the Bank shall, at the Borrower’s sole expense, promptly deliver to the Borrower the certificates evidencing its shares of Pledged Interests (and any other property received as a dividend or distribution or otherwise in respect of such Pledged Interests to the extent then held by the Bank as additional Line of Credit Collateral hereunder), together with any cash then constituting the Line of Credit Collateral not then sold or otherwise disposed of in accordance with the provisions hereof, and take such further actions at the request of the Borrower as may be necessary to effect the same.

6.	DISBURSEMENTS, PAYMENTS AND COSTS

6.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)	In addition to any advances made pursuant to the terms of the automatic borrowing feature described in any AutoBorrow Services Agreement, the Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by direct debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover such direct debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such direct debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on such Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rates. If the Billed Amount differs from the actual amount due on such Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

6.2	Telephone and Telefax Authorization.

(a)	In addition to any advances made pursuant to the terms of the automatic borrowing feature described in any AutoBorrow Services Agreement, the Bank may honor telephone or telefax instructions for advances or repayments and telefax requests for the issuance of Letters of Credit given, or purported to be given, by any one of the Authorized Individuals.

(b)	Advances will be deposited in and repayments will be withdrawn from account number 002373427907 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This Section 6.2(c) will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

6.3	Direct Debit.

The Borrower agrees that on each Due Date the Bank will debit the Billed Amount from the Designated Account.

6.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.6	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

7.	CONDITIONS

Before the Bank is required to continue to make loans under the Line of Credit and to fund the Term Loan to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

7.1	Authorizations.

Evidence that the execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by the Borrower.

7.2	Governing Documents.

A current copy of the Borrower’s organizational documents, certified by an officer of the Borrower acceptable to the Bank as true, correct and complete.

7.3	Loan Documents.

The Loan Documents shall have been executed and delivered to the Bank and shall be in full force and effect.

7.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests.

7.5	Deed of Trust.

Evidence that the Deed of Trust has been properly recorded in the office of the Register of Deeds of Iredell County, North Carolina.

7.6	Title Insurance.

An acceptable commitment for an ALTA title insurance policy, issued by a title insurance company acceptable to the Bank in the maximum amount of the Term Loan plus any other amount secured by the Deed of Trust, insuring that the Deed of Trust constitutes a valid first-priority lien covering the Mortgaged Property and providing such other insurance coverage and endorsements as the Bank requires in its sole discretion, subject only to those exceptions and encumbrances (regardless of rank or priority) the Bank approves in its sole discretion. Such commitment shall be “marked up” in a manner acceptable to the Bank in its sole discretion prior to or substantially concurrently with the execution of this Agreement. All title insurance costs shall be paid by the Borrower.

7.7	Appraisal.

An as-completed appraisal of the Mortgaged Property, taking into account the expansion and modernization of the Mortgaged Property to be financed with the proceeds of the Term Loan, prepared by an appraiser selected by Bank. The appraisal shall conform to all requirements and guidelines of the Bank and any governmental authorities that regulate Bank concerning appraisals, and the cost thereof will be borne by the Borrower.

7.8	Flood Certification.

Satisfactory evidence that none of the improvements constituting Mortgaged Property are located in whole or in part in a flood hazard zone.

7.9	Survey.

[Reserved.]

7.10	Access and Laws.

The Bank shall have received and approved (i) satisfactory evidence that the Mortgaged Property abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate governmental authorities, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would adversely affect the Mortgaged Property; (ii) satisfactory evidence that all applicable zoning ordinances, restrictive covenants and governmental requirements affecting the Mortgaged Property permit the use for which the Mortgaged Property is intended and have been or will be complied with without the existence of any variance, non-complying use, nonconforming use or other special exception; (iii) evidence satisfactory to the Bank that the Mortgaged Property complies and will comply with all laws and governmental requirements regarding subdivision and platting; and (iv) evidence satisfactory to the Bank of compliance by the Borrower and the Mortgaged Property, and the use and occupancy of the Mortgaged Property, with such applicable laws and governmental requirements as the Bank may request

7.11	Environmental Compliance.

A fully completed, executed environmental questionnaire with respect to the Mortgaged Property, on the Bank’s current form and executed by an officer of the Borrower acceptable to the Bank, certifying that there is no evidence that any Hazardous Substance has been generated, treated, stored, released or disposed of in the Mortgaged Property, or any evidence that the Mortgaged Property and any use or activity thereon violates or is or could be subject to any response, remediation, clean-up or other obligation under any environmental law, and, if requested by the Bank, the Borrower shall have delivered to the Bank a copy of the existing Phase I environmental assessment for the Mortgaged Property prepared for the Borrower.

7.12	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation (i) the $20,000 upfront fee referenced in Section 4.1(a), and (ii) payment of all appraisal costs, all costs of title insurance, and all other accrued and unpaid costs and expenses incurred by the Bank as required by Sections 4.2 and 4.3.

7.13	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business, issued as of a recent date by the applicable Secretary of State(s).

7.14	Legal Opinion.

[Reserved.]

7.15	Insurance.

Evidence of insurance coverage, as required by the Deed of Trust and in Section 9.18.

7.16	No Material Adverse Change.

There shall not have occurred a material adverse change since April 30, 2010 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries or in the facts and information regarding the Borrower and its Subsidiaries as represented to date.

8.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and so long as the Line of Credit Commitment shall be in effect or any credit extension or other obligation hereunder shall remain unpaid or unsatisfied, the Borrower makes the following representations and warranties. Each request for an extension of credit (including any request made pursuant to any AutoBorrow Services Agreement) constitutes a renewal of these representations and warranties as of the date of the request:

8.1	Formation.

The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

8.2	Authorization.

The execution, delivery and performance of each Loan Document has been duly authorized and executed by the Borrower, is within the Borrower’s organizational powers, and does not conflict with any of the Borrower’s organizational papers.

8.3	Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower with respect to any Loan Document, other than the recording of the Deed of Trust in the officer of the Register of Deeds for Iredell County, North Carolina and the filing of financing statements in the office of the Delaware Secretary of State.

8.4	Enforceable Agreement.

Each of this Agreement and the other Loan Documents is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by any bankruptcy, reorganization, liquidation, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.5	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.6	Compliance with Laws.

The Borrower is in compliance with all applicable laws, regulations, and orders of any government authority (including environmental laws, regulations and orders), except where the failure to so comply would not have a material adverse effect in its business condition (financial or otherwise), operations, properties or prospects.

8.7	No Conflicts.

The execution, delivery and performance of the Loan Documents does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.8	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s financial condition, including all material contingent liabilities. Since April 30, 2010, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

8.9	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), operations, properties or prospects of the Borrower or impair the Borrower’s financial ability to perform its obligations under this Agreement or any other Loan Document.

8.10	Liens.

The property of Borrower is subject to no Liens, except those permitted by Section 9.9.

8.11	Collateral.

(a)	All of the Pledged Interests are validly issued and outstanding, fully paid and non-assessable and constitute 65% of the issued and outstanding Voting Equity Interests (or if the Borrower owns less than 65% of such Voting Equity Interests, then 100% of the Voting Equity Interests owned by the Borrower) and 100% of the other issued and outstanding Equity Interests of each Pledged Subsidiary, and are accurately described on Schedule 5.2.

(b)	All Collateral is owned by the Borrower free of any liens, charges, equities, options, hypothecations, encumbrances and restrictions on pledge or transfer, including transfer of voting rights, other than Liens permitted by Section 9.9. Without limiting the foregoing, the Pledged Interests are not and will not be subject to any voting trust, shareholders agreement, right of first refusal, voting proxy, power of attorney or other similar arrangement.

(c)	Except for Liens permitted by Section 9.9, the Borrower is indefeasibly seized of marketable, unencumbered title to the Mortgaged Property in fee simple absolute and has full power and lawful right to convey and encumber the same. There are no covenants, restrictions, conditions, liens or charges upon the title to the Mortgaged Property which would prevent the use of the Mortgaged Property for its intended purpose.

8.12	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.13	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.14	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid (other than those being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP).

8.15	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, an event of default under this Agreement or any other Loan Document.

8.16	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required by the Deed of Trust and by Section 9.18.

8.17	Access.

The Mortgaged Property has adequate rights of access to public ways, as shown in the survey(s) furnished to the Bank.

8.18	Zoning.

The current and anticipated use of the Mortgaged Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Mortgaged Property without the existence of any variance, non-complying use, nonconforming use or other special exception, all use restrictions of any governmental authorities having jurisdiction have been satisfied, and no violation of any law or regulation exists with respect thereto.

9.	COVENANTS

So long as the Line of Credit Commitment shall be in effect or any credit extension or other obligation hereunder shall remain unpaid or unsatisfied, the Borrower agrees:

9.1	Use of Proceeds.

(a)	To use the proceeds of the Line of Credit only to for working capital and for other general corporate purposes.

(b)	To use the proceeds of the Term Loan only to finance the expansion and modernization of the Mortgaged Property, or to reimburse the Borrower for amounts previously financed with respect thereto.

(c)	Not to use the proceeds of the credit extended under this Agreement directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

9.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.

(a)	Within 120 days after the end of each fiscal year, the annual consolidated financial statements of the Borrower and its Subsidiaries for such fiscal year, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant reasonably acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly consolidated financial statements of the Borrower and its Subsidiaries for such fiscal quarter, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	Within the periods referenced in Sections 9.2(a) and (b) above, a compliance certificate, signed by an authorized financial officer of the Borrower and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

9.3	Debt to Worth Ratio.

To maintain at all times, on a consolidated basis, a ratio of Total Liabilities to Tangible Net Worth not exceeding 1.10 to 1.00.

“Total Liabilities” means the sum of current liabilities plus long term liabilities of the Borrower and its Subsidiaries, determined in accordance with GAAP, consistently applied.

“Tangible Net Worth” means, with respect to the Borrower and its Subsidiaries, the book value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

9.4	Basic Fixed Charge Coverage Ratio.

To maintain at all times, on a consolidated basis, a Basic Fixed Charge Coverage Ratio of at least 1.30 to 1.00.

“Basic Fixed Charge Coverage Ratio” means for the Borrower and its Subsidiaries, as of the last day of any fiscal quarter, the ratio of (a) the sum of EBITDA for the four fiscal quarter period ended on such date plus lease expense and rent expense for such period, minus income taxes paid, and dividends, withdrawals, and other distributions made, in such period, to (b) the sum of interest expense, lease expense, rent expense for such period, plus the current portion of long term debt and the current portion of capitalized lease obligations required to have been made during such period (whether or not such payments are actually made).

“EBITDA” means consolidated net income determined in accordance with GAAP, consistently applied, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, all to the extent included in the determination of consolidated net income.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

9.5	Asset Coverage Ratio.

To maintain at all times, on a consolidated basis, an Asset Coverage Ratio of at least 1.00 to 1.00, but only for so long as (1) the Line of Credit Commitment is in effect or there is any amount outstanding under or owing with respect to the Line of Credit; or (2) any commitment with respect to any Foreign Subsidiary Credit Line is in effect or there is any amount outstanding under or owing with respect to any Foreign Subsidiary Credit Line; or (3) any Letter of Credit is outstanding, or any amount drawn on a Letter of Credit remains unreimbursed, or any other amount is outstanding under or owing with respect to any Letter of Credit.

“Asset Coverage Ratio” means the ratio of (a) the sum of 60% of the balance due on accounts receivable plus 35% of the value of the inventory, to (b) the principal amount outstanding under the Line of Credit (including the aggregate principal amount outstanding under the Foreign Subsidiary Credit Lines, the amount of all outstanding Letters of Credit, and all amounts drawn on Letters of Credit and not yet reimbursed).

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

9.6	Dividends and Distributions.

Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except for, so long as no event of default or event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing or will result therefrom (giving effect thereto on a pro forma basis as if such payment were made on the first day of the last applicable measurement period described in Section 9.4), cash dividends and distributions from the Borrower to its owners.

9.7	Bank as Principal Depository.

To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts, but only for so long as (1) the Line of Credit Commitment is in effect or there is any amount outstanding under or owing with respect to the Line of Credit; or (2) any commitment with respect to any Foreign Subsidiary Credit Line is in effect or there is any amount outstanding under or owing with respect to any Foreign Subsidiary Credit Line; or (3) any Letter of Credit is outstanding, or any amount drawn on a Letter of Credit remains unreimbursed, or any other amount is outstanding under or owing with respect to any Letter of Credit.

9.8	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in the footnotes to the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended April 30, 2010 or in Schedule 9.8.

(e)	Additional debts and equipment lease obligations for business purposes which do not exceed an individual principal amount of One Million Dollars ($1,000,000), or an aggregate principal amount of Two Million Dollars ($2,000,000) outstanding in any fiscal year of the Borrower.

(f)	Additional operating lease obligations for warehouses and facilities necessary to meet current or expected business requirements which do not exceed an individual principal amount of One Million Dollars ($1,000,000), or an aggregate principal amount of Two Million Dollars ($2,000,000) outstanding in any fiscal year of the Borrower.

9.9	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in Schedule 9.9.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed One Million Dollars ($1,000,000) at any one time.

(e)	Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws (excluding Liens imposed by ERISA or the substantial equivalent under foreign law (including any statutory liens for profit sharing plans imposed by foreign law)), warehousemen’s mechanic’s materialmen’s and attorneys’ liens, and statutory or common law landlords’ liens (or the substantial equivalent under foreign law)) and Liens and pledges or deposits to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided, in each case, the obligation secured is not more than 30 days overdue or, if so overdue, is being contested in good faith by appropriate actions or proceedings and adequate reserves have been established in accordance with GAAP;

(f)	Liens of or resulting from any judgment or award not constituting an event of default under Section 10.10;

(g)	Minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of companies engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

(h)	Liens or set-off rights arising by contract in the ordinary course of business or by law and in connection with cash management and banking arrangements entered into in the ordinary course of business; or

(i)	Liens securing obligations under interest rate hedge agreements.

9.10	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower needs to operate its business as presently conducted.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

9.11	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed in Schedule 9.11;

(b)	Investments made after the date hereof in the Borrower’s Subsidiaries in an aggregate amount not to exceed One Million Dollars ($1,000,000) outstanding at any time, unless such Subsidiaries guaranty the Borrower’s obligations hereunder on terms and conditions satisfactory to the Bank;

(c)	Investments in U.S. treasury bills and other obligations of the federal government or any agency thereof;

(d)	Repurchase obligations with a term of not more than ninety (90) days for underlying investments of the types described in clause (c) above;

(e)	Other investments approved in writing by the Bank in its sole discretion; and

(f)	Investments permitted by Section 9.12.

9.12	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed in Schedule 9.12;

(b)	Extensions of credit made after the date hereof to the Borrower’s Subsidiaries in an aggregate amount not to exceed One Million Dollars ($1,000,000) outstanding at any time, unless such Subsidiaries guaranty the Borrower’s obligations hereunder on terms and conditions satisfactory to the Bank;

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities; and

(d)	Other extensions of credit not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year of the Borrower.

9.13	Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower without providing the Bank written notice within ten (10) days of such change.

9.14	Change of Ownership.

Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than fifty percent (50%) in the direct or indirect capital ownership of the Borrower.

9.15	Collateral.

(a)	Not to permit any Pledged Interests (i) to be held or maintained in the form of a security entitlement or credited to any securities account and (ii) which constitute a “security” (or as to which the related Pledged Subsidiary has elected to have treated as a “security”) under Article 8 of the UCC (including, for the purposes of this Section 9.15(a), the Uniform Commercial Code of any other applicable jurisdiction) to be maintained in the form of uncertificated securities.

(b)	To cause the Pledged Interests that constitute “securities” (or as to which the issuer elects to have treated as “securities”) under the UCC to be represented by the certificates now and hereafter delivered to Bank and that it shall cause each of the Pledged Subsidiaries not to issue any Equity Interests, or securities convertible into, or exchangeable or exercisable for, Equity Interests, at any time during the term of this Agreement.

9.16	Additional Negative Covenants.

Not to, without the Bank’s written consent:

(a)	enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company;

(b)	acquire or purchase a business or its assets for a purchase price (including all cash, notes, or any other property given as consideration for such acquisition or purchase) exceeding One Million Dollars ($1,000,000) in the aggregate;

(c)	engage in any business activities substantially different from the Borrower’s present business;

(d)	liquidate or dissolve or fail to preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization;

(e)	voluntarily suspend its business; or

(f)	make any significant change in accounting treatment or reporting practices, except as required by generally accepted accounting principles, or change the fiscal year.

9.17	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	any lawsuit over Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower;

(b)	any substantial dispute between any governmental authority and the Borrower;

(c)	any event of default under this Agreement or any other Loan Document, or any event which, with notice or lapse of time or both, would constitute an event of default under this Agreement or any other Loan Document;

(d)	any material adverse change in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit;

(e)	any change in the Borrower’s name, legal structure, place of business, or chief executive office (if the Borrower has more than one place of business); and

(f)	any actual contingent liabilities over Two Hundred Fifty Thousand Dollars ($250,000) of the Borrower, and any such contingent liabilities which are reasonably foreseeable.

9.18	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties (including without limitation the Equipment), business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business, including the insurance required by the Deed of Trust. The policy covering damage to Equipment shall be endorsed, in a manner satisfactory to the Bank, to name the Bank as loss payee thereunder with respect to Equipment. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.19	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business, except where the failure to so comply would not have a material adverse effect in its business condition (financial or otherwise), operations, properties or prospects. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

9.20	ERISA Plans.

Promptly during each year, to pay and cause its Subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.21	Books and Records.

To maintain adequate books and records.

9.22	Audits.

To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

9.23	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.24	Final Title Policy.

To deliver to the Bank, within thirty (30) days of the date of this Agreement, the final title policy insuring the Deed of Trust.

9.25	Survey.

To deliver to the Bank, within ninety (90) days of the date of this Agreement, a survey of the Mortgaged Property in compliance with Bank’s survey requirements. The survey shall specify the flood zone classification of the Mortgaged Property and the surveyor shall certify that no improvements are located in whole or in part in a flood hazard zone. Upon delivery of the survey, and to the extent requested by the Bank, (i) the Deed of Trust shall be amended to replace the legal description of the Mortgaged Property attached thereto with the legal description of the Mortgaged Property determined in accordance with the survey, and (ii) the lender’s title insurance policy shall be endorsed to insure the Deed of Trust as amended by the aforementioned amendment, together with such other endorsements (including without limitation access and same-as-survey endorsements) as are requested by the Bank in connection with the delivery of the survey. The foregoing Deed of Trust amendment and title insurance endorsements shall be in form and content reasonably acceptable to the Bank and the costs thereof (including, without limitation, reasonable attorneys’ fees incurred by the Bank in connection therewith) will be paid by the Borrower.

9.26	Hazardous Substances.

(a)	Indemnity. The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(i) Any Hazardous Substance being present at any time, whether before, during or after any construction, in or around any part of the Mortgaged Property, or in the soil, groundwater or soil vapor on or under the Mortgaged Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(ii) Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance. This indemnity will apply whether the Hazardous Substance is on, under or about any of the Borrower’s property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any Hazardous Substance in any such location, which affects the Mortgaged Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The Borrower’s obligations to the Bank under this Section 9.26, except the obligation to give notices to the Bank appearing in Section 9.26(d), shall survive termination of this Agreement, repayment of the Borrower’s obligations to the Bank under this Agreement, and foreclosure of the Deed of Trust, the taking of a deed-in-lieu of foreclosure, or any similar proceedings.

(b)	Representation and Warranty. Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Mortgaged Property. Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no Hazardous Substance has been disposed of or released or otherwise exists in, on, under or onto the Mortgaged Property, except as the Borrower has disclosed to the Bank in writing.

(c)	Compliance With Environmental Laws. The Borrower has complied, and will comply and cause all occupants of the Mortgaged Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or Hazardous Substances (“Environmental Laws”). The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any Hazardous Substances or other environmental condition at, on, or under the Mortgaged Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Mortgaged Property; or (iii) maintain the fair market value of the Mortgaged Property. The Borrower acknowledges that Hazardous Substances may permanently and materially impair the value and use of the Mortgaged Property.

(d)	Notices Regarding Hazardous Substances. Until the Line of Credit Commitment shall be terminated and all credit extensions or other obligations hereunder have been fully and finally paid and satisfied, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any Hazardous Substance in or around the Mortgaged Property, or in the soil, groundwater or soil vapor on or under the Mortgaged Property, or that the Borrower or the Mortgaged Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any Hazardous Substance.

(e)	Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Mortgaged Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Mortgaged Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Mortgaged Property. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Mortgaged Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Mortgaged Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Mortgaged Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank

9.27	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: (a) declare the Borrower in default; (b) stop making any additional credit available to the Borrower; (c) declare the Line of Credit Commitment to be terminated, whereupon the Line of Credit Commitment shall be terminated; (d) declare the unpaid principal amount of all outstanding credit extensions, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and (e) exercise all rights, powers and remedies available to it under the Loan Documents (including those set forth in Article 5) or applicable law. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. If an event of default occurs under Section 10.7, then the Line of Credit Commitment shall automatically terminate, the unpaid principal amount of all outstanding credit extensions and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Bank.

10.1	Failure to Pay.

The Borrower fails to make any payment under this Agreement when due (including, without limitation, any failure to prepay pursuant to Section 2.3(c)), and such failure continues for five (5) days past the date when such payment is due.

10.2	Specific Covenants.

(a)	The Borrower fails to comply with Section 9.5 for (i) two consecutive fiscal quarters or (ii) any four fiscal quarters during the term of this Agreement. For the avoidance of doubt, any cure by the Borrower made pursuant to Section 2.1(c) shall not be deemed compliance with Section 9.5 for purposes of this Section.

(b)	The Borrower fails to perform or observe any term, covenant or agreement contained in Article 9 of this Agreement (other than Section 9.5).

10.3	Other Defaults.

The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 10.1 or 10.2 above) contained in this Agreement or any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earliest to occur of (1) an officer of the Borrower becomes aware of such failure, or (2) the Bank notifies the Borrower of such failure.

10.4	Other Bank Agreements.

Any default occurs under any other agreement the Borrower or any of its Subsidiaries has with the Bank or any affiliate of the Bank and such default continues for 5 days after the Borrower receives notice thereof.

10.5	Cross-default.

Any default occurs under any agreement in connection with any credit, in an aggregate amount of One Million Dollars ($1,000,000) or more, the Borrower or any of the Borrower’s Subsidiaries has obtained from any other Person or which the Borrower or any of the Borrower’s Subsidiaries has guaranteed.

10.6	False Information.

The Borrower has given the Bank materially false or materially misleading information or representations.

10.7	Bankruptcy.

The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower which is not dismissed within 60 days after the filing hereof, or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of sixty (60) days after such filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

10.8	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower’s business, or the business is terminated, liquidated or dissolved.

10.9	Lien Priority.

The Bank fails to have an enforceable first lien on or security interest in any property given as security for this Agreement, subject to Liens permitted by Section 9.9.

10.10	Judgments.

Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

10.11	Invalidity of this Agreement.

Any provision of this Agreement or any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Borrower’s obligations hereunder or thereunder, ceases to be in full force and effect in any material respect; or the Borrower or any other Person contests in any manner the validity or enforceability of any provision of this Agreement or any Loan Document; or the Borrower denies that it has any or further liability or obligation under this Agreement or any Loan Document (provided, however, that if Borrower claims that such obligations have been paid, such claim shall not be considered a denial of liability), or purports to revoke, terminate or rescind any provision of this Agreement or any Loan Document.

10.12	Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay.

10.13	Casualty or Condemnation.

A material portion of the Mortgaged Property or the Equipment is so demolished, destroyed or damaged that, in the reasonable opinion of the Bank, the Mortgaged Property and/or the Equipment cannot be restored, rebuilt or replaced with available funds within a reasonable period of time and in any event, prior to the maturity of the Term Loan, or there is commenced any proceeding to condemn or otherwise take pursuant to the power of eminent domain, or a contract for sale or a conveyance in lieu of such a taking is executed which provides for the transfer of, a material portion of the Mortgaged Property .

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

11.2	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of North Carolina. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this Section shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

11.3	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4	Dispute Resolution Provision.

This Section, including the subsections below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, Subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b)	At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in Section 11.2. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Dispute Resolution Provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subsection (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)	This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

11.5	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this Section, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.7	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.8	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement, any Loan Document or any other document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit; provided that such indemnity shall not be available to the Bank to the extent that such losses, liabilities, damages, judgments or costs are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Bank. This indemnity includes but is not limited to attorneys’ fees. This indemnity extends to the Bank, its parent, Subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

11.9	Notices.

Unless otherwise provided in this Agreement or in any other Loan Document, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.10	Headings.

Article and Section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.11	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.12	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

[SIGNATURE PAGE FOLLOWS]

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.		Kewaunee Scientific Corporation

By	/s/ Michael W. Mason	By	/s/ D. Michael Parker	(Seal)
Name:	Michael W. Mason	Name:	D. Michael Parker
Title:	Senior Vice President	Title:	Senior Vice President, Finance and Chief Financial Officer

Address where notices to the Bank are to be sent: Bank of America, N.A. 101 S. Tryon Street NC1-002-03-10 Charlotte, NC 28255 Telephone: (980) 683-1839 Facsimile: (980) 233-7196		Address where notices to the Borrower are to be sent: Kewaunee Scientific Corporation P.O. Box 1842 Statesville, NC 28687 Telephone: (704) 871-3290 Facsimile: (704) 873-1275

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

Annex I

“AutoBorrow Services Agreement” means any AutoBorrow Services Agreement entered into between the Borrower and the Bank on or after the date hereof.

“Direct Foreign Subsidiary” means any Foreign Subsidiary if Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of such Person are owned by the Borrower, a Domestic Subsidiary or any combination thereof.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Effective Date” means the date that all of the conditions set forth in Section 7 have been satisfied or have been waived in writing by the Bank.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Hazardous Substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any promissory note issued hereunder, the Notice of Negative Pledge, any AutoBorrow Services Agreement, each request for credit extension, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Bank in connection with the extensions of credit made and transactions contemplated by this Agreement.

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“Notice of Negative Pledge” means, individually or collectively as the context may indicate, notices of the agreement of the Borrower not to permit any Lien on its fee or leasehold interest in real property, in each case delivered on or after the date hereof to the Bank and in form and substance satisfactory to the Bank.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Swap Counterparty and the Borrower (or its affiliate) in connection with the Line of Credit or the Term Loan, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time, relating to or governing any Swap Transaction.

“Swap Counterparty” means the Bank or an affiliate of the Bank, in its capacity as counterparty under any Swap Contract.

“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into between any Swap Counterparty and the Borrower (or its affiliate).

“Voting Equity Interests” means, with respect to any Person, the Equity Interests entitled to vote for members of the board of directors or equivalent governing body of such Person.

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